Exhibit 10.6


                                 July 18, 2000



CFW Communications Company
401 Spring Lane
Suite 300
P.O. Box 1990
Waynesboro, VA 22980
Attn: James S. Quarforth

     Re:  Management Continuity Agreement
          Executive Supplemental Retirement Plan, as amended
          401(k) Restoration Plan

Dear Mr. Quarforth:

     In connection with the investment by Welsh, Carson, Anderson & Stowe, VIII, L.P. and Welsh, Carson, Anderson & Stowe, IX, L.P. (collectively "WCAS") in CFW Communications Company (the "Company") and in recognition of the value of such investment to the Company, the undersigned hereby agrees that, with respect to the above-referenced agreement and plans:

     1. A "change in control" shall not include an acquisition, directly or indirectly, of more than 30% of the combined voting power of the Company's then outstanding securities by WCAS, any Controlled Entity and any person to whom WCAS is permitted to transfer its Common Stock or Preferred Stock ("Permitted Transferee") pursuant to the Shareholder's Agreement, as amended, restated or modified from time to time in accordance with the terms thereof ("Shareholder's Agreement") dated July 11, 2000 among the Company, WCAS and certain other Persons, but only so long as WCAS, any Controlled Entity, and any Permitted Transferee shall comply with Article 5 of the Shareholder's Agreement.

     2. "Controlled Entity" shall mean any entity in which WCAS owns the majority of the voting shares or securities or has the ability (whether through the ownership of voting securities, contract or otherwise) to elect a majority of the board of directors or other similar governing body or of which WCAS has the authority to control or direct the investment decisions.

                                        Sincerely,


                                        ________________________________
                                        Participant